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                                                                Exhibit 10.8

February 28, 1997


Mr. Horst G. Sandfort
5866 Country Club Parkway
San Jose, CA 95138

Dear Horst,

On behalf of the Board of Directors and the employees of Intellon, I am pleased to offer you the position of President and Chief Executive Officer. We are quite enthusiastic regarding the leadership, the energy, and the experience that you will bring to our collective future. I believe the following encapsulates the terms that have been agreed to in principal. After your review, would you please sign and return to us a copy of this letter acknowledging your agreement to these terms.

           1. You will join Intellon as the President and Chief Executive Officer at a monthly base salary of $20,000 (which is $240,000 annually), commencing on your first day of employment, which shall be determined. Currently salaries are reviewed annually in January, so that your first salary review will be in January, 1998.

           2. You will be given a sign-on bonus of $100,000 to be paid within the first 14 days of your employment. If for any reason you leave the company within the first twelve months of employment, the sign-on bonus will be repaid by you in full.

           3. You will participate in an annual incentive compensation program that will provide a target level of potential incentive compensation of at least $160,000 per year for the next five years. This incentive program will be driven by a variety of measures and goals that you will help create with the Board of Directors, based upon the prevailing business conditions and priorities of the Company. For fiscal year 1997, this incentive program be determined during the first 60 days of your employment and will ut based upon the performance parameters on a quarterly basis.

           4. You will be granted an option for 1,000,000 common shares of the Company subject to the vesting, exercise and other provisions of the Company's standard employee option plan, a copy of which was previously provided to you.

           5. You will also be provided a special incentive option program of 600,000 common shares, based on the attainment of objectives mutually established by you and the Board of Directors. This program will allow you to both earn and immediately vest up to 50,000 shares per quarter over a period of twelve successive quarters (three years). This program will begin as of the first day of the first full fiscal quarter of your employment at Intellon.

           6. You will be appointed to the Intellon Board of Directors, subject to subsequent election by the Company Stockholders.

           7. Personal relocation of your primary residence to the Ocala, Florida area is a requirement of employment. Should you elect to relocate your household goods and/or sell your current

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                 primary residence, the costs associated with such relocation will be covered in a subsequent agreement to be made between you and the Company.

                 This agreement will allow for such relocation anytime in the two year period following the beginning of your employment at Intellon. The purpose of this agreement will be to allow you to be able to comfortably move and re-establish your primary residence near the Company without you having to experience any "out-of-pocket" expenses. You should view the move as a "breakeven" event on an after-tax basis.

           8. Intellon agrees to compensate you for partial temporary housing costs in a local hotel, apartment, or rental property in the area for you and your wife, for a period of up to 9 months. Intellon will pay 50% of such cost up to a reasonable maximum which will be mutually upon agreed after you have had the opportunity to evaluate local options.

           9. Intellon agrees to support and pay for the necessary expense in securing an H1B Visa for you, and when legally necessary, or when deemed practical and desirable both by the Company and by you, in the application for a "green card". If for any reason Intellon is unsuccessful in securing an H1B Visa for you, any and all of Intellon's obligations under this employment agreement are vacated.

           10. If during the first three years of your employment at Intellon, your employment is terminated by Intellon, Intellon agrees to a base salary continuation upon separation. If an H1B Visa is in effect, the salary continuance shall be for six months, whereas if "green card" status is in effect, the continuance shall be for three months. The above notwithstanding, if you are terminated by Intellon with cause or should you voluntarily choose to terminate your employment, no base salary continuance will be granted.

           11. Intellon agrees to your desire to remain as a member of the Board of Directors of ZYCAD Corporation and SICAN Gmbh. Additionally, we agree to your involvement as an advisory board member to "Electronica" in Munich, Germany. It is the policy the Board of Directors to encourage participation in such complimentary activities, providing that such activities do not become overly demanding of your time and attention as the CEO of Intellon, or engender a conflict with the business interests of Intellon.

In addition, you will, of course, be eligible for the customary benefits that Intellon provides for all its executive level employees. We would expect you to execute the customary employment agreements regarding the treatment of confidential and proprietary Company information and to assure us that there are no existing constraints on your ability to fully execute your responsibilities as Chief Executive Officer of Intellon.

Horst, we are pleased and excited that you have agreed to take the leadership role at Intellon and desire for this to take place at the earliest possible date.



Sincerely,               Acknowledged                       Dated